EXHIBIT 99.1


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News Release

                                                               November 14, 2012



                  FSI ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
     Conference call scheduled for Thursday Nov. 15th, 11:00am Eastern time,
                               8:00am Pacific Time
                            See dial in number below


VICTORIA, BRITISH COLUMBIA, Nov 14, 2012 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE AMEX: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water
treatment  as well  as  crop  nutrient availability   chemistry.   Flexible
Solutions   also   manufactures   biodegradable andenvironmentally  safe
water  and  energy  conservation  technologies.   Today  the  Company announces
financial results for the Third Quarter (Q3) ended Sept. 30, 2012.

Mr. Daniel B. O'Brien, CEO, states, "Considering the performance of the global economy we are pleased with our financial progress. Much of Europe is in, or close to, recession and the United States is experiencing sluggish growth yet, so far this year, Flexible Solutions' revenue remains positive."

     o Sales in the third quarter (Q3), were $3,598,032, down 7% when compared to sales of $3,861,195, in the corresponding period a year ago. The result was a GAAP accounting net loss of $458,085, or $0.03 per basic weighted average shares for Q3, 2012, compared with a net loss of $92,293, or $0.01 per basic weighted average share, in Q3, 2011.

     o Basic weighted average shares used in computing per share amounts in Q3 were 13,169,991 for 2012 and 13,169,991 for 2011. Note: a share buy back of 792,576 shares in Q1, 2011 is the reason for the reduction of shares outstanding during 2011.

     o Non-GAAP operating cash flow: For the 9 months ending Sept. 30, 2012, net income reflects $1,017,770 of non-cash charges (depreciation and stock option expenses), as well as interest income ($759), gain on sale of equipment ($2,217) and net income tax expense of $851,468. These items are either non-cash items or items not related to operations or current operating activities. When these items are removed, the Company shows operating cash flow of $1,164,841, or $0.09 per weighted average share. This compares with operating cash flow of $1,673,240, or $0.13 per share, in the corresponding 9 months of 2011 (see the table that follows for details of these calculations).


The NanoChem division continues to contribute most to our sales and cash flow and, new opportunities are unfolding to further increase sales in this division. In the future, first half sales may be larger than second half. This is due to predicted growth in agricultural product sales, sales which tend to be stronger during the first half of each year.

                                 (TABLE FOLLOWS)

* CEO, Dan O'Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Thursday November 15th to discuss the financials. Call 1-480-629-9835 (or 1-877-941-0844), just prior to the scheduled call time. The conference call title, "Third Quarter Financials," may be requested. *





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The above  information  and following  table contains  supplemental  information regarding income and cash flow from operations for the 3 & 9 months respectively ended Sept 30, 2012 and 2011. Adjustments to exclude depreciation, stock option expenses, one time charges and certain other expenses are given. This financial information is a non-GAAP financial measure as defined by SEC regulation G. The
GAAP   financial   measure  most  directly   comparable   is  net  income.   The
reconciliation of each of the non-GAAP financial measures is as follows:

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
                      Consolidated Statement of Operations
           For 3 Months Ended Sept. 30 (9 Months Operating Cash Flow)
                                   (Unaudited)
-------------------------------------------------------------------------------
                                                Three months ended September 30
                                                    2012            2011
                                               --------------------------------
Revenue                                        $3,861,195       $3,598,032
Net income (loss) GAAP                         $ (458,085)      $  (92,293)
Net income (loss) per common share - basic.    $    (0.03)      $    (0.01)
GAAP   $(0.03)      $    (0.01)
3 month weighted average shares used in        13,169,991       13,169,991
computing per share amounts - basic. GAAP

                                                Nine month Operating Cash Flow
                                                      Ended September 30
                                               --------------------------------
Operating Cash flow (9 months). NON-GAAP       $1,164,841a      $1,673,240b

Operating Cash flow per share excluding        $     0.09a      $     0.13b
non-operating items and items not related to

current operations (9 months) - basic.
NON-GAAP

Non-cash Adjustments (9 month)                 $1,017,770c      $  370,111c
9 month basic weighted average shares used in  13,169,991       13,269,926
computing per share amounts - basic GAAP
-------------------------------------------------------------------------------

Notes: certain items, including items not related to operations or current operating activities of the Company, have been excluded from net income as follows:

a. NON-GAAP amount excludes certain non-cash items (depreciation and stock option expenses - $1,017,770), as well as interest income ($759), gain on sale of equipment ($2,217) and net income taxes charged ($861,468 - 10,000). This is a 9 month number as per financials.

b. NON-GAAP amount excludes certain non-cash items (depreciation and stock option expenses - $370,111), interest income ($53), as well as net income taxes charged (of $882,634 - $20,000). This is a 9 month number as per financials.

c. NON-GAAP amount represents depreciation and stock option expenses.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                        Flexible Solutions International
                615 Discovery Street, Victoria, BC V8T 5G4 CANADA

Contact                           Flexible Solutions International - Head Office
                                                                     Jason Bloom
                                                               Tel: 250-477-9969
                                                               Tel: 800.661.3560
                                               Email: Info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: alishap@FlexibleSolutions.com

To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.



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